Exhibit 15.11

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Infosys Limited:

We consent to the incorporation by reference in the registration statement (No. 333-32196) on Form S-8 of Infosys Limited of our report dated June 12, 2017, with respect to the consolidated balance sheets of Infosys Limited as of March 31, 2017, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years ended March 31, 2017, which report appears in the March 31, 2018 annual report on Form 20-F of Infosys Limited.

KPMG

Bengaluru, India
July 19, 2018